1551 N. Tustin Avenue, Suite 300

Santa Ana, CA 92705

714.667.8252 main

714.667.6860 fax

www.gbe-reits.com/healthcare2

Contact: Damon Elder
Phone: 714.975.2659
Email: damon.elder@grubb-ellis.com

Grubb & Ellis Healthcare REIT II Enters Agreement to Acquire
Lacombe Medical Office Building Near New Orleans

NEW ORLEANS (Feb. 16, 2010) – Grubb & Ellis Healthcare REIT II, Inc. today announced that it has entered into an agreement to acquire Lacombe Medical Office Building, an approximately 34,000-square-foot, multi-tenant medical facility in the New Orleans suburb of Lacombe. The acquisition is subject to customary closing conditions and the satisfaction of other requirements as detailed in the agreement.

Located at 64030 Highway 434, Lacombe Medical Office Building is on the campus of, and physically connected to, Louisiana Medical Center and Heart Hospital, named one of the nation’s 100 Top Hospitals® for cardiovascular care by Thomson Reuters in 2008. In 2009, the hospital completed a $40 million, 120-bed, 109,000-square-foot patient tower, which more than tripled its patient capacity.

“Lacombe Medical Office Building is an ideal acquisition for Grubb & Ellis Healthcare REIT II,” said Jeff Hanson, chairman and chief executive officer. “The facility is fully leased and located on the campus of a thriving medical center, characteristics that make it extraordinarily attractive based upon our acquisition criterion.”

Lacombe Medical Office Building is 100 percent leased to five tenants, all of which specialize in the field of cardiac surgery.

About Grubb & Ellis Healthcare REIT II
Grubb & Ellis Healthcare REIT II, Inc. intends to qualify as a real estate investment trust that seeks to preserve, protect and return investors’ capital contributions, pay regular cash distributions, and realize growth in the value of its investments upon the ultimate sale of such investments. Grubb & Ellis Healthcare REIT II is seeking to raise up to approximately $3 billion in equity and to acquire a diversified portfolio of real estate assets, focusing primarily on medical office buildings and other healthcare-related facilities.

Grubb & Ellis Healthcare REIT II is sponsored by Grubb & Ellis Company (NYSE: GBE). Named to The Global Outsourcing 100™ in 2009 by the International Association of Outsourcing Professionals™, Grubb & Ellis is one of the largest commercial real estate services and investment companies in the world. Grubb & Ellis Company’s 6,000 professionals in more than 130 company-owned and affiliate offices draw from a unique platform of real estate services, practice groups and investment products to deliver comprehensive, integrated solutions to real estate owners, tenants and investors. The firm’s transaction, management, consulting and investment services are supported by highly regarded proprietary market research and extensive local expertise. Through its investment subsidiaries, the company is a leading sponsor of real estate investment programs that provide individuals and institutions the opportunity to invest in a broad range of real estate investment vehicles, including publicly registered non-traded real estate investment trusts (REITs), tenant-in-common (TIC) investments suitable for tax deferred 1031 exchanges, separate accounts and other real estate investment funds. For more information, visit www.grubb-ellis.com.

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This release contains certain forward-looking statements (under Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended) with respect to the acquisition of Lacombe Medical Office Building, its occupancy, and whether the proximity to Louisiana Medical Center and Heart Hospital is advantageous for the property. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to, the following: the satisfactory completion of due diligence and other requirements to complete the acquisition; the strength and financial condition of Lacombe Medical Office Building; the strength and financial condition of the tenants; uncertainties relating to the local economy of the Greater New Orleans region; whether the proximity to Louisiana Medical Center and Heart Hospital is advantageous for the property; uncertainties relating to changes in general economic and real estate conditions; uncertainties regarding changes in the healthcare industry; the uncertainties relating to the implementation of our real estate investment strategy; and other risk factors as outlined in the company’s prospectus, as amended from time to time, and as detailed from time to time in our periodic reports, as filed with the Securities and Exchange Commission. Forward-looking statements in this document speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events. We claim the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

THIS IS NEITHER AN OFFER TO SELL NOR AN OFFER TO BUY ANY SECURITIES DESCRIBED HEREIN. OFFERINGS ARE MADE ONLY BY MEANS OF A PROSPECTUS OR OFFERING MEMORANDUM.

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